EXECUTION COPY

$500,000,000
TERM LOAN AGREEMENT
dated as of
June 29, 2012
among
AVON PRODUCTS, INC.,
as Borrower
and
CITIBANK, N.A.,
as Administrative Agent

Sovereign Bank, N.A.,
as Syndication Agent

Goldman Sachs Bank USA
and
BBVA Compass,
as Documentation Agents

Citigroup Global Markets Inc.
Santander Investment Securities Inc.
Goldman Sachs Bank USA
and
BBVA Compass,
as
Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page
ARTICLE 1
DEFINITIONS

Section 1.01. Certain Definitions	1

ARTICLE 2
THE LOANS

ARTICLE 3
INTEREST, CONVERSION, ETC.

Section 3.01. Procedure for Interest Rate Determination	17
Section 3.02. Interest on ABR Loans	17
Section 3.03. Interest on Eurodollar Loans	17
Section 3.04. [Intentionally Omitted]	18
Section 3.05. Continuation and Conversion of Loans	18
Section 3.06. Post-Maturity Interest	18
Section 3.07. Maximum Interest Rate	18

ARTICLE 4
DISBURSEMENT AND PAYMENT

i

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties of the Borrower	25

ARTICLE 6
CONDITIONS PRECEDENT

Section 6.01. Conditions to Effectiveness	28
Section 6.02. Satisfaction of Conditions Precedent	30

ARTICLE 7
COVENANTS

Section 7.01. Affirmative Covenants	30
Section 7.02. Negative Covenants	33

ARTICLE 8
EVENTS OF DEFAULT

Section 8.01. Events of Default	35
Section 8.02. Notice of Default	37

ARTICLE 9
THE ADMINISTRATIVE AGENT AND THE BANKS

ii

ARTICLE 10
MISCELLANEOUS

SCHEDULES

Schedule 2.01	—	Banks and Commitments
Schedule 5.01(e)	—	Certain Litigation

EXHIBITS

Exhibit A	—	Form of Borrowing Request
Exhibit B	—	Form of Note
Exhibit C	—	Form of Continuation/Conversion Request
Exhibit D	—	Form of Assignment and Acceptance
Exhibit E-1	—	Form of Opinion of General Counsel of the Borrower
Exhibit E-2	—	Form of Opinion of Sidley Austin LLP

iii

TERM LOAN AGREEMENT, dated as of June 29, 2012 (as further amended, supplemented, modified or extended from time to time, this “Agreement”), among Avon Products, Inc., a New York corporation (“API” or the “Borrower”), each of the banks and other lenders from time to time parties hereto (each, a “Bank” and, collectively, the “Banks”) and the Administrative Agent (as defined below).
W I T N E S S E T H:
WHEREAS, API has requested that, subject to certain conditions, the Administrative Agent and the Banks enter into this Agreement;
WHEREAS, the Administrative Agent and the Banks are willing to enter into this Agreement on the terms and subject to the conditions hereof;
NOW, THEREFORE, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01.    Certain Definitions.
(a)    Terms Generally. The definitions ascribed to terms in this Section 1.01 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
(b)    Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided, however, that, for purposes of determining compliance with the covenants set forth in Sections 7.02(b), 7.02(c) and 7.02(d), such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the construction thereof applied in preparing the Borrower’s audited financial statements referred to in Section 5.01(d). In the event there shall occur a change in GAAP which but for the foregoing proviso would affect the computation used to determine compliance with any such covenant, the Borrower and the Banks agree to negotiate in good faith in an effort to agree upon an amendment to this Agreement that will permit compliance with such covenant to be determined by reference to GAAP as so changed while affording the Banks the protection afforded by such covenant prior to such change (it being understood, however, that such covenant shall remain in full force and effect in accordance with its existing terms pending the execution by the Borrower and the Banks of any such amendment). For the avoidance of doubt, “operating leases” shall not be deemed to be Capital

Leases for the purposes of the covenants set forth in Sections 7.02(b), 7.02(c) and 7.02(d), notwithstanding any subsequent change in GAAP.
(c)    Certain Other Terms. The following terms shall have the meanings ascribed to them below or in the Sections of this Agreement indicated below:
“ABR Lending Office” shall mean, with respect to each Bank, its office identified in its Administrative Questionnaire as its domestic lending office or such other office as such Bank may hereafter designate as its domestic lending office or ABR lending office by notice to the Borrower and the Administrative Agent.
“ABR Loans” shall mean, collectively, Loans, or portions thereof, that bear interest by reference to the Base Rate and in the manner set forth in Section 3.02.
“Additional Amounts” shall have the meaning ascribed to such term in Section 4.04(a).
“Additional Costs” shall have the meaning ascribed to such term in Section 4.04(b).
“Administrative Agent” shall mean Citibank, N.A., together with its affiliates, as the administrative agent for the Banks under this Agreement and the Credit Documents.
“Administrative Questionnaire” shall mean, with respect to each Bank, an administrative details reply form in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Bank.
“Agreement” shall have the meaning ascribed to such term in the Preamble to this Agreement.
“API” shall have the meaning ascribed to such term in the Preamble to this Agreement.
“Applicable Lending Office” shall mean, with respect to any Bank, (a) in the case of its ABR Loans, its ABR Lending Office and (b) in the case of Eurodollar Loans, its Eurodollar Lending Office.
“Applicable Margin” shall mean, at any date and with respect to each Loan, the applicable percentage per annum set forth below under the heading “Eurodollar Margin” in the case of Eurodollar loans, or under the heading “ABR Margin,” in the case of ABR Loans, in each case based upon the ratings applicable on such date to API’s senior unsecured long-term debt:

		Eurodollar Margin	ABR Margin
Level I
Moody’s:	at least A2
or S&P:	A	1.250%	0.250%
Level II (Less than Level I but at least)
Moody’s:	A3
or S&P:	A-	1.500%	0.500%
Level III (Less than Level II but at least)
Moody’s:	Baa1
or S&P:	BBB+	2.000%	1.000%
Level IV (Less than Level III but at least)
Moody’s:	Baa2
or S&P:	BBB	2.250%	1.250%
Level V (Less than Level IV but at least)
Moody’s:	Baa3
or S&P:	BBB-	2.500%	1.500%
Level VI (Less than Level V but at least)
Moody’s:	Ba1
or S&P:	BB+	2.750%	1.750%
Level VII
Moody’s:	Lower than Ba1
or S&P:	Lower than BB+	2.750%	1.750%

For purposes of the foregoing, (a) if no rating for API’s senior unsecured long-term debt shall be available from either rating agency, such rating agency shall be deemed to have established a Level VII rating, (b) if the ratings established or deemed established by Moody’s and S&P shall fall within different Levels, the Applicable Margin shall be based upon the Level corresponding to the more favorable of such ratings except if the lower of such ratings is more than one Level below the higher of such ratings, the Applicable Margin shall be based upon the Level that is one Level above the lower of such ratings and (c) if any rating established or deemed established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be given effect on and as of the opening of business on the date when such change is first announced by the rating agency making such change. Each such change shall apply to all Loans outstanding at any time during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either Moody’s or S&P shall change prior to the Maturity Date, API and the Banks shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system.

“Assignee” shall have the meaning ascribed to such term in Section 10.08(c).
“Assignment and Acceptance” shall have the meaning ascribed to such term in Section 10.08(c).
“Augmenting Bank” shall have the meaning ascribed to such term in Section 2.04.
“Bank” shall have the meaning ascribed to such term in the Preamble to this Agreement and, after giving effect to any commitment increase pursuant to Section 2.04, shall include each Augmenting Bank. In the circumstances described in Section 10.08(c)(iii), an Assignee shall also be deemed a “Bank.”
“Base Rate” shall mean, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall be equal to the highest of:
(a)    the rate of interest publicly announced by the Administrative Agent in New York City from time to time as its “base rate” in effect on such day;
(b)    the sum of (i) ½ of 1% per annum and (ii) the Federal Funds Rate in effect on such day; and
(c)    the sum of (i) 1% per annum and (ii) the rate equal to LIBOR for an Interest Period of one month for each day that an ABR Loan is outstanding (and in respect of any day that is not a Eurodollar Business Day, LIBOR as in effect on the immediately preceding Eurodollar Business Day).
“Benefit Arrangement” shall mean, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Borrower” shall have the meaning ascribed to such term in the Preamble to this Agreement.
“Borrowing Date” shall mean, with respect to any Loan, the date set forth in the relevant Borrowing Request as the date upon which the Borrower desires to borrow such Loan.
“Borrowing Request” shall mean a telephonic request (confirmed in writing, which shall be in substantially the form of Exhibit A, by not later than 4:00 P.M., New York time, on the date of such telephonic request) by the Borrower to borrow Loans, which shall specify with respect to such requested Loans (a) the requested Borrowing Date, (b) the aggregate amount of Loans that the Borrower desires to borrow on such Borrowing Date, (c) whether such requested Loans are to bear interest as ABR Loans or Eurodollar Loans and (d) if the requested Loans are to bear interest as Eurodollar Loans, the Interest Period therefor.
“Capital Lease” shall mean, with respect to any Person, any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a balance sheet of such Person in accordance with GAAP.
“Change of Control” shall mean, with respect to the Borrower, (i) any “person” (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding the Borrower, any Subsidiary and any Plan (including any trustee of such plan acting as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Borrower having at least 35% of the total number of votes that may be cast for the election of directors of the Borrower, provided that no Event of Default will occur as a result of an acquisition of stock by the Borrower which increases, proportionately, the stock representing the voting power of the Borrower owned by such person or group above 35% of the voting power of the Borrower and provided further that if such person or group acquires stock representing more than 35% of the voting power of the Borrower by reason of share purchases by the Borrower, and after such share purchases by the Borrower acquires any additional shares representing voting power of the Borrower, then an Event of Default shall occur; or (ii) within any 24-month period beginning on or after the date hereof, the persons who were directors of the Borrower immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Borrower or the board of directors of any successor to the Borrower, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this clause (ii) and provided further that any director elected to the Board of Directors of the Borrower to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Commitment” shall mean, with respect to any Bank party to this Agreement on the Effective Date, the amount of such Bank’s commitment to make a Loan hereunder on the Effective Date, such amount being set forth opposite such Bank’s name under the heading “Commitment” on Schedule 2.01 (as such amount may by increased pursuant to Section 2.04) and, with respect to any Augmenting Bank, the amount of such Augmenting Bank’s commitment to make a Loan hereunder as provided in Section 2.04. The Commitment of each Bank shall terminate immediately after giving effect to the Loan made by such Bank on the Effective Date or on the date of any commitment increase pursuant to Section 2.04, as the case may be.
“Consolidated EBIT” means, for any period, for API and its Consolidated Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, State, local and foreign income taxes payable by API and its Consolidated Subsidiaries for such period and (iii) other non-cash expenses (other than in respect of inventory writedowns and depreciation and amortization expense) of API and its Consolidated Subsidiaries reducing such Consolidated Net Income and minus (b) all non-cash items increasing Consolidated Net Income for such period.
“Consolidated EBITDA” means, for any period, for API and its Consolidated Subsidiaries, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, State, local and foreign income taxes payable by API and its Consolidated Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) other non-cash expenses (other than in respect of inventory writedowns) of API and its Consolidated Subsidiaries reducing such Consolidated Net Income and minus (b) all non-cash items increasing Consolidated Net Income for such period.
“Consolidated Funded Debt” means, as of any date of determination, for API and its Consolidated Subsidiaries, without duplication, the sum of (a) the outstanding principal amount of all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all direct obligations of such Person arising under bankers’ acceptances, (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (e) all obligations of such Person as lessee under Capital Leases, (f) all Debt of others of the types referred to in clauses (a) through (e) of this definition Guaranteed by such Person and (g) all Debt of the types referred to in clauses (a) through (f) of this definition of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which API or one of its Consolidated Subsidiaries is a general partner or joint venturer, unless such Debt is expressly made non-recourse to API and its Consolidated Subsidiaries.
“Consolidated Interest Expense” means, for any period, for API and its Consolidated Subsidiaries, interest expense (other than (i) hyperinflationary interest expense in any country that is offset by corresponding foreign exchange-related gains, (ii) interest expense attributable to pension accruals in Germany and Italy and (iii) interest payable to the Internal Revenue Service in respect of taxes).
“Consolidated Net Income” means, for any period, for API and its Consolidated Subsidiaries, the net income of API and its Consolidated Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.
“Consolidated Subsidiary” shall mean, at any date with respect to any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in the consolidated financial statements of such Person if such statements were prepared in accordance with GAAP as of such date.
“Conversion Date” shall mean the date on which a conversion of interest rates on outstanding Loans, pursuant to a Conversion Request, shall take effect.
“Conversion Request” shall mean a telephonic request (confirmed in writing, which shall be in substantially the form of Exhibit C, by no later than 4:00 P.M., New York time, on the date of such telephonic notice) by the Borrower to convert the interest rate on all or portions of its outstanding Loans pursuant to the terms hereof, which shall specify, with respect to such outstanding Loans, (i) the requested Conversion Date, which shall be not less than three Eurodollar Business Days after the date of such Conversion Request, (ii) the aggregate amount of the Loans, from and after the Conversion Date, which are to bear interest as ABR Loans or Eurodollar Loans, as the case may be, and (iii) the term of the Interest Periods therefor, if any.
“Credit Documents” shall mean, collectively, this Agreement and the Notes.
“Debt” shall mean, with respect to any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (d) all obligations of such Person as lessee under Capital Leases, (e)

all contingent or non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid or payable (currently or in the future, on a contingent or non‑contingent basis) under a letter of credit, bankers’ acceptance or similar instrument, other than contingent obligations relating to letters of credit issued to support trade payables, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (g) all Debt of others Guaranteed by such Person; provided, however, that Debt shall not include any obligations incurred in connection with the funding of a trust established under Section 501(c)(9) of the Code.
“Default” shall mean any event or circumstance which, with the giving of notice or the passage of time, or both, would unless cured or waived become an Event of Default.
“Defaulting Bank” means any Bank that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within three Domestic Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Domestic Business Days of the date when due, unless the subject of a good faith dispute, (c) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (d) has failed, within five Domestic Business Days after written request by the Administrative Agent (based on its reasonable belief that such Bank may not fulfill its funding obligations hereunder), to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (e) has become, or the parent company of which has become, the subject of a bankruptcy or insolvency proceeding; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in such Bank or a parent company thereof by a governmental authority or an instrumentality thereof.
“Dollars” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
“Effective Date” shall have the meaning ascribed to such term in Section 6.01.
“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or clean-up or other remediation thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Group” shall mean the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Eurodollar Business Day” shall mean any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.
“Eurodollar Lending Office” shall mean, with respect to each Bank, its office, branch or affiliate identified in its Administrative Questionnaire as its Eurodollar lending office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar lending office by notice to the Borrower and the Administrative Agent.
“Eurodollar Loans” shall mean, collectively, Loans, or portions thereof, that bear interest at the rate and in the manner set forth in Section 3.03.
“Eurodollar Reserve Percentage” shall mean, for any day, the percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any marginal, supplemental or emergency reserve requirements) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board (or any successor regulation)).
“Event of Default” shall mean any of the events described in Section 8.01.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” shall mean (a) all present and future taxes imposed on or measured by the overall net income of any Bank (or any office, branch or subsidiary of such Bank) or any franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on any Bank (or any office, branch or subsidiary of such Bank), in each case imposed by the United Sates of America or any political subdivision or taxing authority thereof or therein, or taxes on or measured by the overall net income of any office, branch or subsidiary of a Bank or any franchise taxes, taxes imposed on doing business or taxes measured by capital or net worth imposed on any office, branch or subsidiary of such Bank, in each case imposed by any foreign country or subdivision thereof in which such office, branch or subsidiary is doing business, (b) any branch profits taxes or any similar tax imposed by any jurisdiction referred to in clause (a) above and (c) any withholding tax that is imposed on amounts payable to a Bank as a result of FATCA.
“Existing Credit Agreement” shall mean the Revolving Credit and Competitive Advance Facility Agreement dated as of November 2, 2010 among API, Avon Capital Corporation, the additional borrowers and the lenders parties thereto and Citibank, N.A., as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor agency.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guaranty” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof (in whole or in part); provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Indemnified Tax” shall have the meaning ascribed to such term in Section 4.04(a).
“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense, in each case for the period of four fiscal quarters ending on such date.

“Interest Period” shall mean, with respect to each Eurodollar Loan, the period commencing on the Borrowing Date or on the last day of the preceding Interest Period and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Borrowing Request or pursuant to Section 3.03(b); provided that
(i)    any Interest Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day,
(ii)    any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Eurodollar Business Day of a calendar month, and
(iii)    any Interest Period that begins before the Maturity Date and would otherwise end after the Maturity Date shall end on the Maturity Date.
“LIBOR” shall mean, with respect to any Interest Period for a Eurodollar Loan, the rate per annum determined by the Administrative Agent as the offered rate for Dollar deposits with a term comparable to such Interest Period that appears on the Reuters Screen (as defined below) at approximately 11:00 A.M., London time, on the second full Eurodollar Business Day preceding the first day of such Interest Period. However, if such rate does not appear on the Reuters Screen, “LIBOR” shall mean the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of the respective rates of interest communicated by the Reference Banks to the Administrative Agent as the rate at which Dollar deposits are offered to the Reference Banks by leading banks in the London interbank deposit market at approximately 11:00 A.M., London time, on the second full Eurodollar Business Day preceding the first day of such Interest Period in an amount substantially equal to the principal amount of such Eurodollar Loan (rounded up to the nearest integral multiple of $1,000,000) for a term equal to such Interest Period. “Reuters Screen” shall mean the display designated as Page LIBOR01 on the service provided by Reuters (or such other page as may replace such page on such service, or any successor to the substitute for such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loans” shall mean, collectively, ABR Loans and Eurodollar Loans, in each case denominated in Dollars.
“Material Plan” shall mean a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000,000.

“Material Subsidiary” shall mean, as of any date, a Subsidiary having assets (excluding intercompany assets that would be eliminated after consolidation in accordance with GAAP) of at least $150,000,000, as reflected in the most recent quarterly or annual balance sheet of such Subsidiary dated on or prior to such date.
“Maturity Date” shall mean June 29, 2015.
“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Multiemployer Plan” shall mean an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is making or accruing an obligation to make contributions or has within the preceding five plan years made contributions (including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period) and under which liability may be imposed on any member of the ERISA Group.
“Net Cash Proceeds” shall mean, with respect to the incurrence by the Borrower or any Subsidiary of any Debt for borrowed money, including without limitation pursuant to a public offering, private placement or a syndicated bank financing, the excess, if any, of (a) cash received by the Borrower or any Subsidiary in connection with such incurrence over (b) the sum of (i) payments made to retire any Debt that is required to be repaid in connection with such issuance (other than Loans under this Agreement), and (ii) the underwriting discounts and commissions, attorneys’ fees, accountants’ fees and other reasonable expenses incurred by the Borrower or any of its subsidiaries in connection with such incurrence.
“Notes” shall mean, collectively, promissory notes of the Borrower evidencing Loans, as requested by a Bank, each one substantially in the form of Exhibit B attached hereto, and any extensions, renewals or amendments to, or replacements of, the foregoing.
“Non-Consenting Bank” means any Bank that, in response to any request by the Borrower or the Administrative Agent to a departure from, waiver of or amendment to any provision of any Credit Document that requires the agreement of all Banks, which departure, waiver or amendment receives the consent of the Required Banks, shall not have given its consent to such departure, waiver or amendment.
“Participant” shall have the meaning ascribed to such term in Section 10.08(b).
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
“Plan” shall mean an employee pension benefit plan as defined in Section 3(2) of ERISA which is covered by Title IV of ERISA or subject to the minimum funding standards under

Section 412 of the Code and is maintained for employees of the Borrower or any other member of the ERISA Group.
“Prescribed Forms” shall mean such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Bank providing the form(s) or statement(s), (b) the Code or (c) any applicable rule or regulation under the Code, permit the Borrower to make payments hereunder for the account of such Bank free of deduction or withholding for income or similar taxes.
“Pro Rata Share” shall mean, in the case of each Bank, the proportion of such Bank’s Commitment to the Total Commitment or, if the Total Commitment shall have been cancelled or terminated, the proportion of the aggregate amount of such Bank’s Loans then outstanding to the aggregate amount of Loans then outstanding.
“Reference Bank” shall mean each of Citibank, N.A. and Sovereign Bank, N.A.
“Register” shall have the meaning ascribed to such term in Section 2.03.
“Related Parties” means, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s affiliates.
“Required Banks” shall mean, at any date, Banks having at least a majority of the Total Commitment or, if the Total Commitment has been cancelled or terminated, holding at least a majority of the aggregate outstanding principal amount of the Loans.
“Responsible Officer” shall mean, with respect to a Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, deputy treasurer or assistant treasurer, secretary or assistant secretary or any vice president of such Person.
“S&P” shall mean Standard & Poor’s Financial Services LLC and any successor thereto that is a nationally recognized rating agency.
“SEC” shall mean the Securities and Exchange Commission or any successor agency.
“Subsidiary” shall mean any corporation or other entity of which a majority of the securities or other ownership interests having ordinary voting power to elect directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.
“Taxes” shall have the meaning ascribed to such term in Section 4.04(a).
“Total Commitment” shall mean the aggregate Commitments of all the Banks, being $500,000,000 (subject to increase pursuant to Section 2.04).
“Unfunded Liabilities” means, with respect to any Plan, any amount by which (a) the present value of all benefit liabilities under such Plan exceeds (b) the fair market value of all

Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“Wholly-Owned Subsidiary” shall mean any Subsidiary all the shares of stock of all classes of which (other than directors’ qualifying shares) at the time are owned directly or indirectly by the Borrower.
ARTICLE 2
THE LOANS
Section 2.01.    The Loans; Commitments. (a) Each of the Banks, severally and not jointly with the other Banks, subject to the terms and conditions of this Agreement, agrees to make a Loan denominated in Dollars to the Borrower on the Effective Date in a principal amount not to exceed its Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.
(b)    Each Bank’s Commitment, as of the date of this Agreement, is set forth opposite its name in Schedule 2.01.
Section 2.02.    Procedure for Borrowings. (a) The Borrower may request Loans by giving a Borrowing Request telephonically, to the Administrative Agent not later than 10:30 A.M., New York time (to be confirmed in writing in substantially the form of Exhibit A not later than 4:00 P.M. on the same day), (i) on the Borrowing Date therefor with respect to any ABR Loan and (ii) at least three Eurodollar Business Days before the Borrowing Date with respect to any Eurodollar Loan. Loans shall be in an amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof.
(b)    Upon receipt of any Borrowing Request from the Borrower, the Administrative Agent shall forthwith give notice to each Bank of the substance thereof. Not later than 2:00 P.M., New York time, on the Borrowing Date specified in such Borrowing Request, each Bank shall make available to the Administrative Agent in immediately available funds at the Applicable Lending Office of the Administrative Agent (or, if the Administrative Agent has specified a different address in the notice referred to above, at such address), such Bank’s Pro Rata Share of the Loans requested.
(c)    Upon receipt by the Administrative Agent of all such funds, the Administrative Agent shall disburse to the Borrower on the requested Borrowing Date the Loans requested in such Borrowing Request. The Administrative Agent may, but shall not be required to, advance on behalf of any Bank such Bank’s Pro Rata Share of such Loans on a Borrowing Date unless such Bank shall have notified the Administrative Agent prior to such Borrowing Date that it does not intend to make available its Pro Rata Share of such Loans on such date. If the Administrative Agent makes such an advance, the Administrative Agent shall be entitled to recover such amount on demand from the Bank on whose behalf such advance was made, and if such Bank does not pay the Administrative Agent the amount of such advance upon demand, the Borrower shall promptly repay such amount to the Administrative Agent, acting for the Banks. Until such amount is repaid to the Administrative Agent by such Bank or the Borrower, such advance shall be deemed for all purposes to be a Loan made by the Administrative Agent. The Administrative Agent shall be entitled to recover from the Bank or the Borrower, as the case may be, interest on the amount advanced by it for each day from the Borrowing Date therefor until repaid to the Administrative Agent at a rate per annum equal to (i) in the case of an amount recovered from any Bank, the Federal Funds Rate or (ii) in the case of an amount recovered from the Borrower, the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 3.01. The failure of any Bank to make any Loan to be made by it on any Borrowing Date shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on such Borrowing Date, and neither the Administrative Agent nor any other Bank shall be responsible for the failure by such Bank to make the Loan to be made by such Bank on such Borrowing Date.
Section 2.03.    Evidence for Loans. (a) Each Bank shall maintain, in accordance with its customary and usual practice, accounts evidencing the indebtedness of the Borrower to such Bank resulting from the Loan made by such Bank , including an indication of the Applicable Lending Office and the amounts of principal and interest payable and paid to such Bank in respect of such Loan.
(b)    The Administrative Agent shall maintain, in accordance with its customary and usual practice, at its address referred to in Section 10.06, a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of (i) the amount of each Loan, the interest rate options and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder, (iii) the amount of any payments received by the Administrative Agent hereunder from the Borrower and each Bank’s share thereof and (iv) with respect to each Assignment and Acceptance delivered to the Administrative Agent, the name and address of the Assignee and the principal amount of each Loan owing to such Assignee. The Register shall be available for inspection during ordinary business hours by the Borrower or any Bank or Assignee from time to time upon reasonable prior notice to the Administrative Agent.
(c)    The entries made in the Register and the foregoing accounts shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the indebtedness of the Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the validity or enforceability of any obligation of the Borrower to repay any Loan actually made to the Borrower by such Bank in accordance with the terms of this Agreement. The entries in the Register relating to assignments shall be conclusive, in the absence of clearly demonstrable error, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.
(d)    The Borrower’s obligation to repay any Loan that shall be assigned to a Federal Reserve Bank by a Bank shall, to the extent requested by such Bank in order to effect such assignment, be evidenced by one or more Notes. Such Note shall be (i) in the principal amount of the Loan so assigned and (ii) stated to mature on the Maturity Date and bear interest from its date until paid in full on the principal balance (from time to time outstanding thereunder), payable at the rates and in the manner provided herein.
Section 2.04.    Increase of Commitments. API may at any one time on or prior to August 2, 2012, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Banks), request that the Total Commitment be increased by $10,000,000 or an integral multiple thereof and will not result in the Total Commitment exceeding $750,000,000. Such notice shall set forth the requested amount of the increase in the Total Commitment and the date on which such increase is to become effective (which shall be not later than August 2, 2012), and shall offer each Bank the opportunity to increase its Commitment and may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Bank”) to extend Commitments in an aggregate amount equal to the amount of the requested increase, provided that each Augmenting Bank shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and shall execute all such documentation as the Administrative Agent shall specify to evidence its status as a Bank hereunder. If (and only if) Banks (including Augmenting Banks) shall have agreed to increase their Commitments or to extend new Commitments in an aggregate amount not less than $10,000,000, such increases and such new Commitments shall become effective on the date specified in the notice delivered by API pursuant to the first sentence of this Section. The Borrower shall deliver to the Administrative Agent a Borrowing Request in accordance with Section 2.02 for a Loan to be made by each Bank that has agreement to increase its Commitment and each Augmenting Bank in an amount equal to the unused Commitment of such increasing Bank or the Commitment of such Augmenting Bank. Notwithstanding the foregoing, no increase in the Total Commitment (or in the Commitment of any Bank) shall become effective under this paragraph unless, on the date of such increase, (i) (x) the representations and warranties set forth in Section 5.01 shall be correct on and as of such date and (y) no Default or Event of Default shall have occurred and be continuing and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of API or (ii) the Banks shall have waived the requirements set forth in clause (i) of this sentence.
Section 2.05.    [Intentionally Omitted].
Section 2.06.    Prepayment of Loans. (a) Optional Prepayment. The Borrower shall have the right, by giving telephonic notice (promptly confirmed in writing) to the Administrative Agent by not later than 10:30 A.M., New York time, (i) on the day of prepayment in the case of ABR Loans and (ii) on the second Eurodollar Business Day prior to the day of prepayment in the case of Eurodollar Loans, to prepay Loans bearing interest on the same basis and having the same Interest Period, if any, in whole or in part, without premium or penalty, an aggregate principal amount of $10,000,000 or integral multiples of $1,000,000 in excess thereof (or, if the outstanding aggregate principal amount of such Loan is less than $10,000,000, then all of such lesser amount), together with accrued interest (except for ABR Loans, as to which such interest shall be paid on the next date when it otherwise would be payable under Section 3.02) on the principal being prepaid to (but excluding) the date of prepayment and, in the case of Eurodollar Loans, the amounts required by Section 4.03.
(b)    Mandatory Prepayment. Upon the incurrence by the Borrower or any Subsidiary of Debt for borrowed money in excess of $500,000,000 after the date of this Agreement,

including without limitation pursuant to a public offering, private placement or a syndicated bank financing, the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to fifty percent (50% ) of the Net Cash Proceeds received therefrom on the date of the incurrence of such Debt; provided, however, no such prepayment shall apply to (i) the issuance of commercial paper, (ii) Debt incurred under the Existing Credit Agreement or any facility that amends and restates or is a substitute therefor, regardless of the term for which renewed (as long as there is no increase in the principal amount of such facility), (iii) Debt incurred under credit facilities available to the Borrower or any Subsidiary on the Effective Date or refinancings in amounts not in excess of the principal amounts available thereunder on the Effective Date, (iv) purchase money Debt, and (v) Debt owed by the Borrower or any Subsidiary to any other Subsidiary or to the Borrower.
Section 2.07.    [Intentionally Omitted].
Section 2.08.    Purpose of Loans. The proceeds of the Loans will be used for general corporate purposes, which shall include the use thereof, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of funding or making payments on account of Debt of the Borrower or any of its Subsidiaries and intercompany loans from the Borrower to any of its Subsidiaries.
Section 2.09.    [Intentionally Omitted].
Section 2.10.    Defaulting Banks. (a) Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
(i)    the Loans of such Defaulting Bank (other than a Defaulting Bank only under clause (e) of the definition thereof) shall not be included in determining whether the Required Banks have taken or may take any action hereunder; and
(ii)    any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank) shall, in lieu of being distributed to such Defaulting Bank, subject to any applicable requirements of law, be applied by the Administrative Agent, in the following order of priority: (x) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder and (y) the balance to such Defaulting Bank.
(b)    The rights and remedies against a Defaulting Bank under this Section 2.10 are in addition to other rights and remedies that the Borrower, the Administrative Agent or any Bank may have against such Defaulting Bank.
(c)    In the event that the Administrative Agent and the Borrower agree that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans ratably in accordance with its Commitment (or, if the Total Commitments have terminated, as last in effect) and such Bank shall no longer be a Defaulting Bank.

ARTICLE 3
INTEREST, CONVERSION, ETC.
Section 3.01.    Procedure for Interest Rate Determination. Unless the Borrower shall request in a Borrowing Request or in a Conversion Request that the Loans, or portions thereof, bear interest as Eurodollar Loans, the Borrower’s Loans shall bear interest as ABR Loans.
Section 3.02.    Interest on ABR Loans. Each ABR Loan shall bear interest from the date of such ABR Loan until paid in full, or (if converted into a Eurodollar Loan) to (but excluding) the first day of the relevant Interest Period, payable in arrears on the last day of each calendar quarter, commencing with the first such date after the date hereof, and on the date such Loan is repaid, at a rate per annum (on the basis of (i) a 365-day year (366 days in the case of a leap year) if the Base Rate is calculated based on the “base rate” and (ii) a 360-day year if the Base Rate is calculated based on the Federal Funds Rate or LIBOR, for the actual number of days involved) equal to the sum of (i) the Applicable Margin and (ii) the Base Rate in effect from time to time, which rate shall change as and when said Base Rate shall change.
Section 3.03.    Interest on Eurodollar Loans. (a) Each Eurodollar Loan shall bear interest from the date of such Loan to (but excluding) the last day of the relevant Interest Period, or (if earlier) to (but excluding) the Maturity Date, payable in arrears (A) with respect to Interest Periods of three months or less, on the last day of such Interest Period, and (B) with respect to Interest Periods longer than three months, on the date which occurs three months after the first day of such Interest Period and on the last day of such Interest Period, at a rate per annum (on the basis of a 360-day year for the actual number of days involved) with respect to each Interest Period, equal to the sum of (i) the Applicable Margin and (ii) LIBOR.
(b)    The Interest Period for each Eurodollar Loan shall be selected by the Borrower at least three Eurodollar Business Days prior to the beginning of such Interest Period. If the Borrower fails to notify the Administrative Agent of the Interest Period for a subsequent Eurodollar Loan at least three Eurodollar Business Days prior to the last day of the then current Interest Period of an outstanding Eurodollar Loan, then such outstanding Eurodollar Loan shall become an ABR Loan at the end of such current Interest Period.
(c)    For so long as any Bank maintains reserves against “Eurocurrency Liabilities” pursuant to Regulation D of the Federal Reserve Board (or any successor regulation), the Borrower shall, subject to the two next succeeding sentences, contemporaneously with the related interest payments, pay additional interest on each Eurodollar Loan of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) LIBOR divided by (B) one minus the Eurodollar Reserve Percentage over (ii) LIBOR. Each Bank shall promptly notify the Borrower, with a copy to the Administrative Agent, upon becoming aware that the Borrower may be required to make a payment pursuant to this Section 3.03(c). When requesting payment pursuant to this Section 3.03(c), each Bank shall provide to the Borrower, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank, setting forth, in reasonable detail, the basis of such claim, the amount required to be paid by the Borrower to such Bank and the computations made by such Bank to determine such amount. Absent demonstrable error, such certificate shall be binding as to the amounts of additional interest owing in respect of such Bank’s Eurodollar Loans.

Section 3.04.    [Intentionally Omitted].
Section 3.05.    Continuation and Conversion of Loans. (a) The Borrower may request, by telephonic notice to the Administrative Agent of a Conversion Request, confirmed in writing in substantially the form of Exhibit C by no later than 4:00 P.M., New York time, on the same day, in advance of the requested Conversion Date as provided in the definition of “Conversion Request”, that:
(i)    all the outstanding ABR Loans of the Borrower, or a portion thereof in an aggregate amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof, be converted into a Eurodollar Loan on the requested Conversion Date; or
(ii)    all the Eurodollar Loans of the Borrower having the same Interest Period, or a portion thereof in an aggregate amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof, be converted into ABR Loans on the requested Conversion Date.
(b)    Upon receipt of any such Conversion Request from the Borrower, the Administrative Agent shall forthwith give notice to each Bank of the substance thereof. Effective on such Conversion Date and upon payment by the Borrower of the amounts, if any, required by Section 4.03, the Loans or portions thereof as to which the Conversion Request was made shall commence to accrue interest as set forth in this Article 3 for the type of interest rate and, in the case of a conversion of ABR Loans into Eurodollar Loans, Interest Period selected by the Borrower.
Section 3.06.    Post-Maturity Interest. After maturity (whether by acceleration or otherwise) of any Loan, such Loan shall bear interest, payable on demand, at a rate per annum equal to the sum of (i) 2% plus (ii) the Base Rate in effect from time to time plus (iii) the Applicable Margin for ABR Loans.
Section 3.07.    Maximum Interest Rate. (a) Nothing in this Agreement or any other Credit Document shall require the Borrower to pay interest at a rate exceeding the maximum rate permitted by applicable law. Neither this Section nor Section 10.01 is intended to limit the rate of interest payable for the account of any Bank to the maximum rate permitted by the laws of the State of New York (or any other applicable law) if a higher rate is permitted with respect to such Bank by supervening provisions of U.S. federal law.
(b)    If the amount of interest payable by the Borrower for the account of any Bank on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to this Article 3, would exceed the maximum amount permitted by applicable law to be charged by such Bank, the amount of interest payable for its account on such interest payment date shall automatically be reduced to such maximum permissible amount.

ARTICLE 4
DISBURSEMENT AND PAYMENT
Section 4.01.    Disbursement of Loans; Pro Rata Treatment of Banks. (a) ABR Loans shall be made by each Bank from its ABR Lending Office.
(b)    Eurodollar Loans shall be made by each Bank from its Eurodollar Lending Office.
(c)    Except as expressly provided otherwise in this Agreement, each payment of principal of or interest on Loans shall be apportioned among the Banks in proportion to each Bank’s Pro Rata Share.
Section 4.02.    Method of Payment. (a) All payments of principal of and interest on the Loans and of fees hereunder shall be payable in Dollars.
(b)    All payments to be made by the Borrower hereunder shall be made not later than 2:00 P.M., New York time, on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its office referred to in Section 10.06 hereof.
(c)    Whenever any payment of principal of, or interest on ABR Loans or fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, Eurodollar Loans shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Eurodollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.
(e)    Any and all payments made by the Borrower to the Administrative Agent or the Banks hereunder shall be made without right of set-off, counterclaim or other defenses.
(f)    The Administrative Agent will promptly cause any payments received by it to be distributed to each Bank for whose account payment has been made in like funds.

Section 4.03.    Compensation for Losses. (a) Compensation. If (i) the Borrower makes a prepayment of a Eurodollar Loan under Section 2.06 (other than a prepayment to a Bank to which Additional Costs or Additional Amounts may be due that has not complied with its obligations under Section 4.04(c)), or a Conversion Date selected by the Borrower pursuant to Section 3.05 for the conversion of Eurodollar Loans, or portions thereof, falls on a day other than the last day of the Interest Period for the amount so converted, (ii) the Borrower revokes any Borrowing Request for a Eurodollar Loan or any Eurodollar Loan requested is not made because of the failure of the applicable conditions precedent specified in Section 6.02 to be satisfied, (iii) an outstanding Eurodollar Loan, or any portion thereof, is converted into an ABR Loan pursuant to Section 4.05 on any day other than the last day of the Interest Period applicable thereto or (iv) a Eurodollar Loan (or portion thereof) shall be due and payable pursuant to Section 4.07, or declared to be due and payable prior to the scheduled maturity thereof pursuant to Section 8.01, on any day other than the last day of the Interest Period applicable thereto, then, subject to Section 4.03(b) and without duplication of any amounts described in Section 3.03(c) or 4.04, the Borrower shall be obligated to pay to the relevant Bank an amount that will compensate such Bank for any loss or premium, penalty or expense incurred by such Bank as a result of such prepayment, conversion, failure to borrow, declaration or revocation of notice in respect of funds obtained for the purpose of making or maintaining such Eurodollar Loan, or any portion thereof (other than loss of margin after the date of such prepayment, conversion, failure to borrow, declaration or revocation of notice). Such compensation may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so paid or prepaid, or not borrowed or converted, for the period from the date of such payment or prepayment or conversion or failure to borrow to the last day of such Interest Period (or, in the case of a failure to borrow, the Interest Period that would have commenced on the date of such failure to borrow) in each case at the applicable rate of interest for such Loan provided for herein (excluding, however, any margin included therein) over (ii) the amount of interest (as determined in good faith by such Bank) that would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the relevant interbank market.
(b)    Certificate, Etc. Each Bank shall promptly notify the Borrower, with a copy to the Administrative Agent, upon becoming aware that the Borrower may be required to make any payment pursuant to this Section 4.03. When requesting payment pursuant to this Section 4.03, such Bank shall provide to the Borrower, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank, setting forth in reasonable detail the amount required to be paid by the Borrower to such Bank and the computations made by such Bank to determine such amount. The Borrower shall have a 30-day period following the receipt of such certificate (if the Borrower in good faith disagrees with the assertion that any payment under this Section 4.03 is due or with the amount shown as due on such certificate and so notifies such Bank of such disagreement within five Domestic Business Days following receipt of such certificate) to negotiate with such Bank, which negotiations shall be conducted by the respective parties in good faith, and to agree upon another amount that will adequately compensate such Bank, it being expressly understood that if the Borrower does not provide the required notice of its disagreement as provided above, then the Borrower shall pay the amount shown as due on the certificate on the tenth Domestic Business Day following receipt thereof and further if the Borrower does provide such required notice, and negotiations are entered into in good faith but do not result in agreement by the Borrower and such Bank within the 30-day period, then the Borrower shall pay the amount shown as due on the certificate on the last day of such period.

Section 4.04.    Withholding, Reserves and Additional Costs. (a) Withholding. (i)  All payments payable under this Agreement to a Bank (including payments of principal of and interest on Loans) shall be made to such Bank free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges other than Excluded Taxes (“Taxes”). If any Taxes are required to be withheld or deducted from any amount payable by the Borrower under this Agreement, then the amount so payable under this Agreement shall be increased to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom (the amount of such increase, an “Additional Amount”), will yield to such Bank the amount stated to be payable under this Agreement. The Borrower shall execute and deliver to any Bank upon its request such further instruments as may be necessary or desirable to give full force and effect to any such increase. The Borrower shall also hold each Bank harmless and indemnify it for any stamp or other taxes with respect to the preparation, execution, delivery, recording, performance or enforcement of the Credit Documents (all of which shall be included within “Taxes”). If any of the Taxes specified in this Section 4.04(a) are paid by a Bank, the Borrower shall, within 10 days after demand of such Bank, reimburse such Bank for such payments, together with any interest, penalties and expenses incurred in connection herewith. The Borrower shall deliver to the Administrative Agent certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Administrative Agent for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder. Notwithstanding the foregoing, the Borrower shall be entitled, to the extent required to do so by law, to deduct or withhold (and shall not be required to make payments of any Additional Amounts or indemnification payments as otherwise required by this Section 4.04 on account of such deductions or withholdings) income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Bank other than a Bank (i) that is a U.S. Person for U.S. federal income tax purposes or (ii) that has the Prescribed Forms on file with the Borrower for the applicable year, unless the failure to leave such forms on file results from a change in law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof subsequent to the date the Bank becomes a party to this Agreement (or designates a new lending office), except to the extent that such Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the applicable Borrower pursuant to Section 4.04(a); provided that if the Borrower shall so deduct or withhold any such taxes, the Borrower shall provide a statement to the Administrative Agent and such Bank, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Bank may reasonably request for assisting such Bank to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Bank is subject to tax.
(ii)    If any Bank has received or been granted a refund or repayment of, any Tax paid or payable by it in respect of or which takes account of any Tax with respect to which an Additional Amount was paid by the Borrower (an “Indemnified Tax”) or other matter giving rise to such payment, such Bank shall, to the extent it determines in good faith that it can do so without prejudice to the retention of the amount of such refund or repayment, pay to the Borrower such amount as such Bank shall determine in good faith to be attributable to such Indemnified Tax or other matter and which will leave such Bank (after such payment to the Borrower) in a position no better or worse than it would have been in had the Borrower not been required to deduct or withhold such Indemnified Tax or such other matter had not arisen; provided that the Borrower upon the written request of such Bank, shall return to such Bank the amount of any such refund, repayment in the event that such Bank is required to repay such amount to the relevant Governmental Authority.
(b)    Additional Costs. (i) Without duplication of any amounts payable described in Section 3.03(c), 4.04(a) or 4.04(b)(ii), if after the date hereof there shall have occurred any change in any law or regulation or in the interpretation thereof by any court or Governmental Authority charged with the administration thereof or the enactment of any law or regulation shall either (A) impose, modify or deem applicable any reserve, special deposit or similar requirement with respect to any Bank’s Commitment or its Eurodollar Loans, (B) subject such Bank to any duty or other charge with respect to any of its Eurodollar Loans or its obligations to make Eurodollar Loans or (C) impose on such Bank any other condition regarding this Agreement, its Commitment to make Eurodollar Loans or its Eurodollar Loans and the result of any event referred to in clause (A), (B) or (C) shall be to increase the cost (“Additional Costs”) to such Bank of maintaining its Commitment to make Eurodollar Loans or making or maintaining its Eurodollar Loans or shall reduce the amounts received or receivable hereunder (which Additional Costs shall be calculated by such Bank in good faith in accordance with each Bank’s internal policies, including any reasonable averaging and attribution methods) by an amount which such Bank in good faith shall determine to be material, then, subject to Sections 4.04(c) and (d), the Borrower shall pay to such Bank an amount equal to such Additional Costs; provided that notwithstanding anything herein to the contrary, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (z) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted or issued.
(ii)    Without duplication of any amounts described in Section 3.03(c), 4.04(a) or 4.04(b)(i), if after the date hereof the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency or instrumentality charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or instrumentality, has or would have the effect of reducing the rate of return on capital for such Bank or any corporation controlling such Bank as a consequence of its obligations under this Agreement to a level below that which such Bank shall determine in good faith that reasonably could have been achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy), then from time to time, subject to Sections 4.04(c) and (d), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction; provided that notwithstanding anything herein to the contrary, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (z) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted or issued.

Notwithstanding anything herein to the contrary, this Section 4.04(b) shall not apply to (i) increased costs or reduction in amounts received or receivable hereunder resulting from any Tax or Excluded Tax, as to which Section 4.04(a) shall govern or (ii) changes in the basis of taxation of net income by the United States or any other jurisdiction which are applicable to any Bank or its lending office.
(c)    Mitigation. If, with respect to a Bank, a condition arises or an event occurs after the date hereof that would, or would upon the giving of notice, result in the payment of any Additional Costs or Additional Amounts pursuant to this Section 4.04 or the delivery by such Bank of any notice described in the first sentence of Section 4.05, then such Bank, promptly upon becoming aware of the same, shall notify the Borrower (with a copy to the Administrative Agent) thereof and at the Borrower’s request shall take such steps as may be available to it and acceptable to the Borrower to mitigate the effects of such condition or event (which shall include efforts consistent with legal and regulatory restrictions applicable to it to book the Loans held by such Bank hereunder at another lending office of such Bank if such other lending office is not, in the reasonable judgment of such Bank, otherwise disadvantageous to such Bank); provided that such Bank shall be under no obligation to take any step that, in its good faith judgment, would result in its incurring any unreimbursed Additional Costs, additional Taxes or other additional costs in performing its obligations hereunder (unless the Borrower has agreed to reimburse it for the same) or would, in the good faith judgment of such Bank, be materially disadvantageous to such Bank.
(d)    Certificate, Etc. Each Bank shall promptly notify the Borrower, with a copy to the Administrative Agent, upon becoming aware that the Borrower may be required to make any payment pursuant to this Section 4.04. When requesting payment pursuant to this Section 4.04, a Bank shall provide to the Borrower, with a copy to the Administrative Agent, a certificate, signed by an officer of such Bank specifying the event giving rise to such claim and setting forth, in reasonable detail, the basis of such claim, the amount required to be paid by the Borrower to such Bank and the computations made by such Bank to determine such amount. Anything herein notwithstanding, no Bank shall have the right to demand payment of Additional Amounts or compensation for Additional Costs or a reduced rate of return under this Section 4.04 (i) with respect to any period more than 180 days prior to the date it has made a demand pursuant to this Section 4.04, provided if any Additional Amounts or Additional Costs arise from a change of law that is retroactive, then the 180 day period shall be extended to include the period of retroactive effect thereof, (ii) to the extent that such Bank determines in good faith that the interest rate or margin on the relevant Loans appropriately accounts for any Additional Costs and (iii) unless demand thereunder is made in accordance with a policy of the Bank being applied in good faith to all borrowers similarly situated.
(e)    Prescribed Forms. (i) Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will, to the extent it has not previously done so, deliver to the Borrower or the Administrative Agent (and if to the latter, the Administrative Agent agrees that it will deliver to the Borrower) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that such Bank or Administrative Agent is entitled to receive payments under this Agreement and under the Notes without deduction or withholding of any United States federal income taxes. Each Bank further undertakes to deliver to the Borrower or the Administrative Agent (and if to the latter, the Administrative Agent agrees that it will deliver to the

Borrower) (i) two further duly completed copies of the said Form W-8BEN or W-8ECI, or successor applicable forms, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrower, certifying that such Bank or Administrative Agent is entitled to receive payments under this Agreement and under any Notes without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent a Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower or the Administrative Agent (and the Administrative Agent agrees that it will advise the Borrower) that it is not capable of receiving payments without any deduction or withholding of United States federal income tax and (ii) two duly completed copies of any other form or certification that may become applicable to such Bank certifying that such Bank or Administrative Agent is entitled to receive payments under this Agreement and under any Notes without deduction or withholding of any United States federal income taxes.
(ii)    If a payment made to a Bank hereunder would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct or withhold from such payment.
Section 4.05.    Unavailability and Impracticability. If, after the date hereof, a Bank shall have determined in good faith that the making or maintenance of all or any part of such Bank’s Eurodollar Loans has been made (i) unlawful because of compliance by such Bank with any law or guideline or interpretation or administration thereof by any official body charged with the interpretation or administration thereof, in each case issued after the date hereof, or with any request or directive made after the date hereof of such body (whether or not having the effect of law) or (ii) impracticable because deposits in Dollars in the amounts and requested maturities of such Loans are not available to the Bank in the applicable interbank market or that the rate applicable to such Loans will not adequately reflect the cost to such Bank of making, funding or maintaining such Loans for the applicable Interest Period, then the Administrative Agent, upon receipt of written notice of such determination by such Bank, shall forthwith advise the other Banks and the Borrower thereof. After the date specified in such notice and until such time as the Administrative Agent, upon receipt of written notice to it by such Bank, shall notify the Borrower and the other Banks that the circumstances specified by it in such notice no longer apply, then notwithstanding any other provision of this Agreement:

(i)    the Eurodollar Loans of such Bank shall automatically be converted to ABR Loans, without any requirement of compliance by the Borrower with Section 3.05, 4.03 or 4.04, on (x) the last day of the outstanding Interest Period or Periods applicable thereto, unless awaiting such date is unlawful or (y) if awaiting such date is unlawful, immediately upon the receipt by the applicable Borrower of such notice; and
(ii)    the obligation of such Bank to make, convert ABR Loans into, or continue for an additional Interest Period, Eurodollar Loans shall be suspended, and, if the Borrower shall request in a Borrowing Request or Conversion Request that such Bank make a Eurodollar Loan, the Loan requested to be made by such Bank shall instead be made as an ABR Loan.
Such Bank shall promptly notify the Administrative Agent, which thereupon shall promptly notify the Borrower, when such specified circumstances no longer apply.
Section 4.06.    Substitution of Banks. If any Bank (a) shall request any compensation or indemnity under Section 4.03 or 4.04, (b) shall give any notice described in the first sentence of Section 4.05, (c) shall become a Non-Consenting Bank or (d) is a Defaulting Bank, the Borrower shall have the right to require such Bank to assign all its interests, rights and obligations under this Agreement to another Bank or financial institution identified by the Borrower with the assistance of the Administrative Agent (and the Administrative Agent agrees to use its reasonable efforts so to assist the Borrower); provided, however, that (i) such assignment shall not conflict with any applicable statute, law, rule, regulation, order or decree of any Governmental Authority, (ii) the assigning Bank shall have received from the Borrower and/or such assignee full payment of the principal of all then-outstanding Loans made by such Bank hereunder, together with accrued and unpaid interest thereon, and (provided that such Bank has complied with its obligations under Section 4.04(c)) all other amounts owed to it hereunder and (iii) such assignee shall be reasonably acceptable to the Administrative Agent (as confirmed in writing by the Administrative Agent).
Section 4.07.    Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable benefit of each Bank (i) on the second anniversary of the Effective Date, an amount equal to twenty-five percent (25%) of the aggregate principal amount of the Loans made by the Banks on the Effective Date (less any amounts prepaid in accordance with Section 2.06), and (ii) on the Maturity Date, the then outstanding aggregate principal amount of the Loans made by the Banks.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
Section 5.01.    Representations and Warranties of the Borrower. The Borrower represents and warrants that:
(a)    Corporate Existence and Power. The Borrower has been duly organized and is validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as presently conducted.
(b)    Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of each of the Credit Documents are within the corporate powers of the Borrower and have been duly authorized by all necessary corporate action of the Borrower, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene in any material respect, or constitute a material default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws (or similar constitutive instruments) of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any material Lien on any asset of the Borrower or any Material Subsidiary.
(c)    Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, and each Note will constitute a valid and binding obligation of the Borrower when executed and delivered by the Borrower in accordance with this Agreement, in each case enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting creditors’ rights generally, and to general equity principles, regardless of whether considered in a proceeding in equity or at law.
(d)    Financial Information. (i) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2011 and the related consolidated statements of income, cash flows and changes in shareholders’ equity for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and filed with the SEC in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2012 and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the three-month period ended on such date filed with the SEC in the Borrower’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, copies of which have been made available to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and its consolidated income and cash flows and, in the case of the Borrower’s Form 10-K, changes in shareholders’ equity for such periods.
(ii)    Except as publicly disclosed by the Borrower prior to the Effective Date, as of the Effective Date, there has been no material adverse change since December 31, 2011 in the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.
(e)    Litigation. (i) There is no action, suit or proceeding before any court, arbitrator or governmental body, agency or official pending, or to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary which in any manner seeks to avoid the obligations of the Borrower to repay Loans. (ii) As of the Effective Date, there is no action, suit or proceeding before any court, arbitrator or governmental body, agency or official pending, or to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary in which there is a reasonable possibility of an adverse decision which would be reasonably likely to materially and adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, except as disclosed (x) in the reports or financial statements referred to in Section 5.01(d) or (y) in Schedule 5.01(e).
(f)    Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan, except to the extent that any failure so to be in compliance would not, individually or in the aggregate, materially and adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole. As of the Effective Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, except to the extent that any such waivers, failures and liabilities would not, individually or in the aggregate, materially and adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.
(g)    Taxes. United States federal income tax returns of the Borrower and its domestic Subsidiaries have been examined and closed through the fiscal year ended December 31, 2009. the Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except for assessments being contested in good faith by appropriate proceedings and as to which the Borrower or such Subsidiary has set aside adequate reserves on its books. The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate in all material respects.
(h)    Material Subsidiaries. Each Material Subsidiary has been duly organized and is validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure of any of the foregoing would not, individually or in the aggregate, materially and adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

(i)    Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(j)    Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Bank in writing for purposes of or in connection with this Agreement or any transaction contemplated hereby, taken as a whole, was true and accurate in all material respects or based on reasonable estimates on the date as of which such information is stated or certified and the Borrower has disclosed to the Banks in writing (including in any materials publicly filed by the Borrower with the SEC) any and all facts known to the Borrower which it reasonably believes materially and adversely affect or may materially and adversely affect (to the extent the Borrower can now reasonably foresee) the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.
(k)    Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that, as of the Effective Date, Environmental Laws are unlikely to have a material adverse effect on the business, consolidated financial condition, or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.
(l)    Federal Reserve Regulations. After giving effect to the application of the proceeds of each Loan, not more than 25% of the value of the consolidated assets of the Borrower (based on book value or another reasonable measure) will consist of or be represented by “margin stock” within the meaning of Regulation U of the Federal Reserve Board.
ARTICLE 6
CONDITIONS PRECEDENT
Section 6.01.    Conditions to Effectiveness. This Agreement shall not become effective until the earliest date (the “Effective Date”) on which each of the following conditions precedent shall have been satisfied, or waived in writing by the Banks:
(a)    Agreements. The Administrative Agent shall have received counterparts of this Agreement, duly executed and delivered by each of the Banks, the Borrower and the

Administrative Agent (or in the case of any such party as to which an executed counterpart shall not have been received, the Administrative Agent shall have received, in form satisfactory to it, telecopy or other written confirmation from such party of its execution of a counterpart of this Agreement).
(b)    Evidence of Corporate Action. The Administrative Agent shall have received the following:
(i)     a copy of the Restated Certificate of Incorporation, as amended, of the Borrower, certified as of a recent date not later than the Effective Date by the Secretary of State of the State of New York, and a certificate as to the good standing of the Borrower as of a date not earlier than ten Domestic Business Days prior to the Effective Date, from such Secretary of State;
(ii)    a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Effective Date, and certifying (1) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on such date and at all times since the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate of incorporation of the Borrower has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (b)(i) above, and (4) as to the incumbency and signature of each officer executing this Agreement or any document delivered in connection herewith on behalf of the Borrower;
(iii)    a certificate of a Responsible Officer of the Borrower as to the incumbency and signature of the Secretary or Assistant Secretary of the Borrower executing the certificate described in clause (b)(ii) above; and
(iv)    a certificate of a Responsible Officer of the Borrower, dated the Effective Date, stating that (1) the representations and warranties set forth in Section 5.01 are correct on and as of the Effective Date and (2) no Default or Event of Default has occurred and is continuing.
(c)    Legal Opinions. The Administrative Agent shall have received an opinion of the General Counsel of the Borrower, substantially in the form of Exhibit E-1 hereto, an opinion of Sidley Austin LLP, substantially in the form of Exhibit E-2 hereto, and an opinion of Shearman & Sterling LLP, counsel to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.
(d)    Other Documents.  Such other documents as the Administrative Agent or any Bank may reasonably request in order to satisfy its “know your customer” or related requirements.

(e)    Borrowing Request. The Administrative Agent shall have received from the Borrower a Borrowing Request, in the appropriate form and in the manner contemplated hereby.
Section 6.02.    Satisfaction of Conditions Precedent. Acceptance by the Borrower of the proceeds of any Loan shall be deemed to constitute a certification of the Borrower that, as of the relevant Borrowing Date, each of the applicable conditions precedent in Section 6.01 has been satisfied or waived in writing.
ARTICLE 7
COVENANTS
Section 7.01.    Affirmative Covenants. The Borrower agrees that, so long as any Bank has in effect any Commitment hereunder or any amount payable on any Loan remains unpaid:
(a)    Financial Information. The Borrower will deliver to the Administrative Agent:
(i)    subject to Section 10.06(d), as soon as available and in any event within 75 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and changes in shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;
(ii)    subject to Section 10.06(d), as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statement of income for such quarter and the portion of the fiscal year ended at the end of such quarter and the related consolidated statement of cash flows for the portion of the fiscal year ended at the end of such quarter, all reported in a manner acceptable to the SEC and certified as to fairness of presentation, GAAP and consistency by a Responsible Officer of the Borrower;
(iii)    simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of a Responsible Officer of the Borrower (A) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 7.02(c) and 7.02(d) on the date of such financial statements and (B) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(iv)    simultaneously with the delivery of each set of financial statements referred to in clause (i) above, a statement of the firm of independent public accountants which reported on such statements (A) whether anything has come to their attention to cause them to believe that any Default or Event of Default existed on the date of such statements and (B) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (iii) above;
(v)    within five days of any Responsible Officer of the Borrower obtaining knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of a Responsible Officer of the Borrower stating that such certificate is a “Notice of Default” and setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;
(vi)    subject to Section 10.06(d), promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;
(vii)    subject to Section 10.06(d), promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the SEC;
(viii)    if and when any member of the ERISA Group (A) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (B) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice, (C) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice, (D) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application, (E) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC, (F) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice, or (G) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under

ERISA or the Code, a certificate of the Treasurer or chief financial officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or the applicable member of the ERISA Group is required or proposes to take; and
(ix)    from time to time, such additional information regarding the financial position or business of the Borrower (including notification of any change in the ratings assigned to the Borrower by S&P or Moody’s) as the Administrative Agent, at the request of any Bank, may reasonably request.
(b)    Maintenance of Property; Insurance. (i) The Borrower will keep, and will cause each Material Subsidiary to keep, all material property useful and necessary in its business in substantial good working order and condition, ordinary wear and tear excepted.
(ii)    The Borrower will, and will cause each Material Subsidiary to, maintain (either in the name of the Borrower or in such Material Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
(c)    Continuation of Business. The Borrower and its Subsidiaries will continue to engage in business of the same general type as conducted by the Borrower and its Subsidiaries on the date hereof, considered as a whole. The Borrower will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing contained in this sentence shall be deemed to prevent the Borrower or any Subsidiary from consummating any transaction not prohibited by Section 7.02(a).
(d)    Compliance with Law. The Borrower will comply, and cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation and to the extent applicable, anti-terrorism and money laundering laws, Environmental Laws, ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) where failure so to comply would not have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.
(e)    Books, Records and Inspection. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all financial transactions and the assets and business of the Borrower and its Subsidiaries so as to permit the preparation of financial statements of the Borrower and its Subsidiaries in accordance with GAAP; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank’s expense to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.
(f)    Use of Proceeds. The proceeds of each Loan (i) will be used by the Borrower for the purposes described in Section 2.08 and (ii) will not be used by the Borrower in violation of any applicable law or regulation, including Regulation U and Regulation X of the Federal Reserve Board.
Section 7.02.    Negative Covenants. The Borrower agrees that, so long as any Bank has any Commitment hereunder or any Loan remains unpaid:
(a)    Mergers, Consolidations and Sales of Assets. The Borrower will not consolidate with or merge with or into any other person or sell, convey or otherwise transfer its properties or assets substantially as an entirety to any Person or Persons, except that the Borrower may merge with a person that is a U.S. corporation, so long as the Borrower is the corporation surviving such merger and no Default or Event of Default shall have occurred or be continuing immediately after such merger.
(b)    Negative Pledge. The Borrower will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien on any asset (including, without limitation, any stock of any Material Subsidiary) now owned or hereafter acquired by it, except:
(i)    Liens arising in the ordinary course of its business which (A) do not secure Debt and (B) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;
(ii)    any Lien on any assets securing Debt (including Capital Leases) incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;
(iii)    any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 7.02(b), provided that such Debt is not increased and is not secured by any additional assets;
(iv)    any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;
(v)    Liens for taxes or assessments and similar charges either (A) not delinquent or (B) being contested in good faith by appropriate proceedings and as to which adequate reserves have been set aside on the books of the Borrower and its Subsidiaries;

(vi)    Liens arising out of judgments or orders against the Borrower or any Consolidated Subsidiary with respect to which the Borrower or such Consolidated Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, provided that (A) the Borrower or such Consolidated Subsidiary, as the case may be, shall have secured, within 60 days after the creation thereof, an effective stay of execution pending such appeal or review, and (B) except with respect to (x) judgments and orders with respect to non-United States taxes against Consolidated Subsidiaries organized or conducting a substantial portion of their business outside the United States, and (y) judgments and orders for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order, the aggregate amount of such judgments and orders shall not exceed $200,000,000;
(vii)    Liens for minor survey exceptions, or minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, easements, reservations, rights and restrictions do not in the aggregate materially detract from the value of the real properties of the Borrower and the Consolidated Subsidiaries, considered as a whole, or materially impair their use in the operation of the business of the Borrower or the Consolidated Subsidiary owning the same;
(viii)    Liens of Consolidated Subsidiaries securing Debt of such Consolidated Subsidiaries to the Borrower;
(ix)    Liens in favor of the Administrative Agent or the Banks securing obligations and liabilities of the Borrower hereunder;
(x)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings;
(xi)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and pension or other social security laws or regulations;
(xii)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and
(xiii)    to the extent not covered by the foregoing, any other Liens incurred in the ordinary course of business, provided that the aggregate amount of all such other Liens shall not exceed $100,000,000 at any time outstanding.

(c)    Interest Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Interest Coverage Ratio will not be less than 4.00:1.0.
(d)    Leverage Ratio. As of the last day of each fiscal quarter of the Borrower, the ratio of (i) Consolidated Funded Debt on such date to (ii) Consolidated EBITDA for the period of four fiscal quarters ending on such date, will not be greater than the applicable ratio set forth in the grid below:

Fiscal Quarter Ended	Leverage Ratio
June 30, 2012	4.00:1.0
September 30, 2012	4.00:1.0
December 31, 2012	4.00:1.0
March 31, 2013	4.00:1.0
June 30, 2013	3.75:1.0
September 30, 2013	3.75:1.0
December 31, 2013	3.75:1.0
March 31, 2014 and thereafter	3.50:1.0

ARTICLE 8
EVENTS OF DEFAULT
Section 8.01.    Events of Default. If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:
(a)    The Borrower shall fail to pay when due any principal of any Loan or shall fail to pay within five Domestic Business Days after the date when due any interest, fee or other amount payable hereunder;
(b)    The Borrower shall fail to observe or perform any of its covenants contained in Section 7.01(a)(v), 7.01(c) (as to the preservation of the Borrower’s corporate existence) or Section 7.02;
(c)    The Borrower shall fail to observe or perform any of its covenants or agreements contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;
(d)    Any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made (it being understood that good faith projections that are reasonable when made shall not be considered representations, warranties, certifications or statements for purposes of this Section 8.01(d));

(e)    The Borrower or any Material Subsidiary shall fail to make any payment in respect of Debt, other than Debt under any Credit Document, having an aggregate principal or face amount of $100,000,000 or more when due or within any applicable grace period;
(f)    Any event or condition (other than those covered by clause (e) above) shall occur which (i) results in the acceleration of the maturity of Debt (other than Debt under any Credit Document) of the Borrower or any Material Subsidiary having an aggregate principal amount of $100,000,000 or more or (ii) would presently cause or allow the maturity of any Debt (other than Debt under any Credit Document) of the Borrower or any Material Subsidiary having an aggregate principal amount of $100,000,000 or more to be accelerated;
(g)    The Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due (or admit such failure in writing), or shall take any corporate action to authorize any of the foregoing;
(h)    An involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the Federal bankruptcy laws as now or hereafter in effect;
(i)    Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition specified in Section 4042(a)(1) of ERISA, shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $100,000,000;
(j)    Judgments or orders for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against the Borrower or any Material Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of more than 30 days; provided, however, that any such judgment or order shall not be an Event of Default under this Section 8.01(j) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
(k)    A Change of Control of the Borrower;
then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrower, terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Borrower, declare the Loans and any Notes (together with accrued interest thereon) to be, and such Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans and any Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 8.02.    Notice of Default. The Administrative Agent shall give written notice to the Borrower of the occurrence of any Event of Default under Section 8.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.
ARTICLE 9
THE ADMINISTRATIVE AGENT AND THE BANKS
Section 9.01.    Authorization and Action. Each Bank hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Banks and, except with respect to Section 9.06, the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Notes (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.02.    Administrative Agent Individually. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Bank. Such Person and its affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.
Section 9.03.    Duties of Administrative Agent; Exculpatory Provisions.
(a)      The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any debtor relief law; and

(iii)    shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its affiliates that is communicated to or obtained by it or any of its affiliates in any capacity.

(b)     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.04 or 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until the Borrower or any Bank shall have given notice to the Administrative Agent describing such Default or Event of Default and such event or events.
(c)     The Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)     Nothing in this Agreement shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
Section 9.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Bank prior to the making of such Loan, and such Bank shall not have made available to the Administrative Agent such Bank’s Pro Rata Share of the Loans. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub‑agent and the Related Parties of the Administrative Agent and each such sub‑agent shall be entitled to the benefits of all provisions of this Article 9 and Section 10.10 (as though such sub-agents were the “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto.
Section 9.06.    Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Banks, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor, which shall be a commercial bank or an affiliate of a Bank with an office in New York, New York, or an affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Banks) (the “Resignation Effective Date”), then the retiring Administrative Agent may with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) on behalf of the Banks appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Bank pursuant to clause (e) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 10.10 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 9.07.    Non-Reliance on Administrative Agent and Other Banks.
(a) Each Bank confirms to the Administrative Agent, each other Bank and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Bank or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and (z) in taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder is suitable and appropriate for it.
(b)    Each Bank acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Bank or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Bank or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
(i)    the financial condition, status and capitalization of the Borrower;
(ii)    the legality, validity, effectiveness, adequacy or enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;
(iii)    determining compliance or non-compliance with any condition hereunder to the making of a Loan, and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and
(iv)    the adequacy, accuracy and/or completeness of the information delivered by the Administrative Agent, any other Bank or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.
Section 9.08.    Indemnification. Each Bank agrees (which agreement shall survive repayment of the Loans) to indemnify the Administrative Agent, to the extent not reimbursed by the Borrower, ratably in accordance with its Pro Rata Share in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitment shall have terminated and the Loans shall have been paid in full, ratably in accordance with its respective Pro Rata Share immediately prior to such date), from and against any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document, or any action taken or omitted to be taken by the Administrative Agent under any Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its officers or employees. Without limiting the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in such capacity in connection with the enforcement of, or legal advice in respect of rights or responsibilities under, any Credit Document or any amendments or supplements hereto or thereto, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.
Section 9.09.    Sharing of Payments and Expenses. All funds for the account of the Banks received by the Administrative Agent in respect of payments made by the Borrower pursuant to, or from any Person on account of, any Credit Document shall be distributed forthwith by the Administrative Agent among the Banks, ratably in proportion to their respective interests therein. In the event that any Bank shall receive from the Borrower or any other source any payment of, on account of, or for or under any Credit Document (whether received pursuant to the exercise of any right of set-off, banker’s lien, realization upon any security held for or appropriated to such obligation or otherwise as permitted by law) other than in proportion to its Pro Rata Share, except for amounts payable to such Bank under Section 4.03, 4.04, 4.06 or 4.07 hereof, then such Bank shall purchase at par from each other Bank so much of its interest in obligations of the Borrower as shall be necessary in order that each Bank shall share such payment with each of the other Banks in proportion to each Bank’s Pro Rata Share. In the event that any purchasing Bank shall be required to return any excess payment received by it, the purchase shall be rescinded and the purchase price restored to the extent of such return, but without interest.
Section 9.10.    Other Agents. None of the Banks identified on the facing page or signature pages of this Agreement as a “joint lead arranger”, “joint book runner”, “syndication agent” or “documentation agent”, or any affiliate of such Banks, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of any Bank, those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified (or such affiliates) shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified (or such affiliates) in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 10
MISCELLANEOUS
Section 10.01.    Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 10.02.    Set-off. Each Bank is hereby authorized at any time and from time to time upon the occurrence of an Event of Default that is continuing, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by such Bank to or for the credit or the account of the Borrower against any and all payment obligations of the Borrower under this Agreement then due to such Bank, irrespective of whether such Bank shall have made any demand under this Agreement. The rights of each Bank under this Section 10.02 are in addition to any other rights and remedies (including other rights of set-off) which such Bank may have. Any Bank exercising its rights under this Section 10.02 shall give notice thereof to the Borrower and the Administrative Agent concurrently with or prior to the exercise of such rights, provided that the failure to give such notice shall not affect the validity of such set-off and application.
Section 10.03.    Expenses. The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and any Banks, including the reasonable fees and disbursements of one firm of counsel chosen from time to time to represent the Banks as a group in connection with the negotiation, execution and administration of the Credit Documents, and including the reasonable fees and disbursements of counsel, if necessary, in connection with the enforcement of any provisions of the Credit Documents.
Section 10.04.    Amendments. Any provision of this Agreement may be amended, modified, supplemented or waived if, but only if, such amendment, modification, supplement or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment, modification, supplement or waiver shall, unless signed by each Bank directly affected thereby, (i) subject to Section 2.04, increase the Commitment of any Bank, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment; and provided further that no such amendment, modification, supplement or waiver shall, unless signed by all the Banks, amend or waive the provisions of this Section 10.04, the definition of “Required Banks” or any provision that explicitly requires the consent of all the Banks.
Section 10.05.    Cumulative Rights and No Waiver. Each and every right granted to the Administrative Agent and the Banks under any Credit Document, or allowed them by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Administrative Agent or any Bank of any right preclude any other or future exercise thereof or the exercise of any other right.
Section 10.06.    Notices. (a) Except as specified in Articles 1, 2 or 3 or subsection (b) below, any communication, demand or notice to be given hereunder will be duly given when delivered in writing or by telecopy to a party at its address as indicated below.
A communication, demand or notice given pursuant to this Section 10.06 shall be addressed:
If to the Borrower, to the Borrower at (or in care of):
Avon Products, Inc.
601 Midland Avenue
Rye, New York 10580
Telephone: 914-935-2764
Attention: Mr. Richard J. Valone
Vice President and Treasurer

with a copy to:
Avon Products, Inc.
1345 Avenue of the Americas
New York, New York 10105
Telephone: 212-282-5000
Attention: General Counsel

If to the Administrative Agent, to it at:
Citibank, N.A.
Building #3
1615 Brett Road
New Castle, Delaware 19720
Telephone: 302-894-6011
Attention: Bank Loan Syndications
provided, that notices to be given pursuant to Articles 2, 3 or 4 hereunder shall be given to the Administrative Agent at;
Citibank, N.A.
Building #3
1615 Brett Road
New Castle, Delaware 19720
Telephone: 302-894-6011
Attention: Bank Loan Syndications
If to any Bank, to it at the address designated as its address for notices included in its Administrative Questionnaire.
Unless otherwise provided herein, any notice which is required to be given in writing or by telephone pursuant to the terms of this Agreement may be given by telecopy or facsimile transmission. Any party from time to time may change its address for notices by notice to the other Banks, the Administrative Agent and the Borrower in the manner provided in this subsection.
(b)    Subject to subsection (d) below, so long as Citibank or any of its affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 7.01(a)(i), (ii), (vi) and (vii) shall be delivered to the Administrative Agent in an electronic medium in a format reasonably acceptable to the Administrative Agent and the Banks by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Banks by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. To the fullest extent permitted under applicable law, the Borrower agrees that no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.
(c)    Each Bank agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Bank for purposes of this Agreement; provided that if requested by any Bank the Administrative Agent shall deliver a copy of the Communications to such Bank by email. Each Bank agrees (i) to notify the Administrative Agent in writing of such Bank’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Bank becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Bank) and (ii) that any Notice may be sent to such e-mail address.
(d)    For purposes of Sections 7.01(a)(i), (ii), (vi) and (vii), the Borrower shall be deemed to have effectively delivered any financial statement required to be delivered under Section 7.01(a)(i) or (ii), registration statement, proxy statement or report on Form 8-K, 10-K or 10-Q to the Administrative Agent and the Banks when such financial statement, registration statement, proxy statement or report is posted on the Internet at the SEC’s website at www.sec.gov.
Section 10.07.    Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
Section 10.08.    Parties in Interest. (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Banks and their respective successors. Except as permitted in Section 10.08(c), no interest in the Commitment of any Bank or any Loan, nor any right of a Bank under the Credit Documents, may be assigned to any Person that was not, prior to such assignment, a Bank hereunder. No Borrower shall assign or delegate any of its respective rights or obligations hereunder, without the prior written consent of all the Banks. Any purported assignment in contravention of this Section 10.08 shall be null and void.
(b)    Participations. Any Bank, in the ordinary course of its business and in accordance with applicable law, may at any time grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower under the Credit Documents, including the right to approve any amendment, modification, supplement or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in the provisos to Section 10.04 without the consent of the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.03 and 4.04 with respect to its participating interest; provided that (i) subject to clause (ii) of this sentence, all amounts payable to a Bank for the account of a Participant under Sections 4.03 and 4.04 shall be determined as if such Bank had not granted such participation to the Participant and (ii) no Participant shall be entitled to receive any greater payment under Section 4.03 or 4.04 than such Bank would have been entitled to receive with respect to the rights participated, unless (x) such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 4.04 requiring such Bank to designate a different lending office under certain circumstances or at a time when the circumstances giving rise to such payment did not exist and (y) such Participant agrees, for the benefit of the Borrower, to comply with Section 4.04(e) as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the "Participant Register"); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other obligations under this Agreement) except to the extent such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(c)    Assignments. (i) Any Bank, in accordance with applicable law, may assign all or a portion of its interests, rights and obligations under this Agreement (including a portion or all of the Loans at the time owing to it) to one or more banks or other financial institutions (each, an “Assignee”); provided, however, that (A) each of the Borrower (other than during the existence of an Event of Default under Section 8.01(a), (g) or (h)) and the Administrative Agent must give its prior written consent (which consent shall not be unreasonably withheld) to any such assignment (other than an assignment by a Bank to an affiliate of such Bank or to a Federal Reserve Bank), (B) the amount of the Loans of the assigning Bank (determined as of the date of such assignment) subject to such assignment (other than in the case of an assignment to an affiliate of the Bank or a Federal Reserve Bank) shall be in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof, unless the Borrower otherwise consents (which consent shall not be unreasonably withheld), (C) the parties to each such assignment (other than an assignment to a Federal Reserve Bank) shall execute and deliver to the Administrative Agent for recording in the Register an instrument evidencing such assignment, in substantially the form of Exhibit D (an “Assignment and Acceptance”), and the assigning Bank or the Assignee shall pay to the Administrative Agent an assignment fee in cash equal to $1,000 (if the Assignee is already a Bank) or $3,500 (otherwise), and (D) as of the date of such assignment, except with the prior written consent of the Borrower and the Administrative Agent, the Assignee shall not have any right to request compensation pursuant to Section 4.04 after giving effect to such assignment (other than Indemnified Taxes but only to the extent that the assignor Bank was so entitled). Upon acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two Domestic Business Days after the execution thereof, (A) the Assignee thereunder shall be a party hereto and, to the extent of the Loans assigned by such Assignment and Acceptance, shall have the rights and obligations of, and shall for all purposes be, a Bank under this Agreement and (B) the assigning Bank thereunder shall, to the extent of the Loans assigned by such Assignment and Acceptance, be released from such Loans (and, in the case of an Assignment and Acceptance covering all of the Loans at the time owing to the assigning Bank under this Agreement, including in the case of an assignment pursuant to Section 4.06, such Bank shall cease to be a party hereto). Notwithstanding the foregoing, any Bank may at any time assign or grant a security interest in its Loans and its rights (but not its obligations) under this Agreement, including to a Federal Reserve Bank; provided that no such assignment or grant pursuant to this sentence shall release a Bank from any of its obligations hereunder.
(ii)    By executing and delivering an Assignment and Acceptance, the Assignee thereunder shall be deemed to confirm to and agree with the other parties hereto as follows: (A) such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (B) such Assignee will independently and without reliance upon the Administrative Agent, the assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (C) such Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof; and (D) such Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Bank with the Loans assigned to it.
(iii)    Notwithstanding the foregoing, an Assignee shall not, by virtue of an Assignment and Acceptance, become a party to this Agreement or a “Bank”, or have any rights to consent to or refrain from consenting to any amendment, waiver or other modification of any provision of any Credit Document unless such Assignee shall thereby have accepted a Loan hereunder; provided that no such amendment, waiver or modification may reduce or postpone any payment of principal or interest in respect of any Loan assigned to such Assignee thereby without the written consent of such Assignee.
(d)    Federal Reserve Regulations. Notwithstanding any other provision of any Credit Document, no Bank may sell, assign or participate all or any portion of its Commitment or Loans hereunder to any “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Securities Exchange Act of 1934) or any other Person that is a “creditor” (as defined in Regulation T of the Federal Reserve Board). By executing and delivering this Agreement, each Bank hereby confirms that it is not such a “broker”, “dealer” or “creditor”.
Section 10.09.    [Intentionally Omitted].

Section 10.10.    Indemnity. The Borrower agrees to indemnify the Administrative Agent and each of the Banks and their respective affiliates and their respective directors, partners, officers, employees, agents, advisors and controlling persons (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties thereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.10 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors (other than in the case where such litigation or proceeding is brought by the Borrower and the Borrower prevails), an Indemnitee or any other person or an Indemnitee is otherwise a party thereto. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). This Section 10.10 shall not apply with respect to Taxes or Excluded Taxes other than any Taxes or Excluded Taxes that represent losses or damages arising from any non-Tax claim.
The provisions of this Section 10.10 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the cancellation of the Total Commitment, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of the Banks. All amounts due under this Section 10.10 shall be payable in immediately available funds upon written demand therefor.
Section 10.11.    Consent to Jurisdiction. Subject to the last sentence of this Section 10.11, any judicial proceeding brought against any party to this Agreement arising out of or relating to any Credit Document shall be brought in any court of competent jurisdiction in the City and County of New York, and, by its execution and delivery of this Agreement, the Borrower shall be deemed, to the fullest extent permitted by law, to (a) accept, generally and unconditionally, the exclusive jurisdiction of such courts, (b) irrevocably waive any objection they may now or hereafter have as to the venue of any suit, action or proceeding brought in such a court or that such court is an inconvenient forum and (c) consent that service of process upon any of them may be made by certified or registered mail, return receipt requested, at their address specified or determined in accordance with the provisions of Section 10.06 and service so made shall be deemed completed when received. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent, any Bank or the Borrower to bring proceedings against any other party in the courts of any other applicable jurisdiction.

Section 10.12.    Confidentiality. Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives, in all cases to the extent such affiliates and such managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, and other representatives are involved in the administration of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12 and as to which the Borrower is a third party beneficiary, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations under this Agreement or payments hereunder, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.12 or (y) becomes available to the Administrative Agent, any Bank or any of their respective affiliates on a nonconfidential basis from a source other than the Borrower, unless such Information is being made available by a Person not known after reasonable inquiry by the Administrative Agent, any Bank or any of their respective affiliates to be required to maintain the confidentiality of such Information; provided that, in the case of clause (b) and (c), if the Administrative Agent or any Bank or any of their respective related parties is required in the opinion of the Administrative Agent or such Bank’s counsel, as applicable, to disclose by law, regulation, governmental or regulatory authority, subpoena, court order or similar legal or regulatory process, any Information, the Administrative Agent or such Bank, as applicable, shall (A) except as limited by applicable law, subpoena, order or other legal or regulatory process, give the Borrower written notice of such requirement or request so that the Borrower may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (B) except with respect to providing information requested by regulatory authorities, reasonably cooperate with the Borrower, at the Borrower's sole cost and expense, to obtain such protective order. Other than with respect to Information requested by regulatory authorities, in the event that such protective order or other remedy is not obtained or the Borrower waives its right to seek such order or other remedy, the Administrative Agent or such Bank, as applicable, shall (or shall cause any other Person to whom such request is directed to), without liability under this Agreement, furnish only that portion of the Information which, on the advice of the Administrative Agent or such Bank's counsel, as applicable, is legally required or so compelled by law or regulation to be disclosed and, provided that the Administrative Agent or such Bank, as applicable, gives the Borrower written notice of the Information to be disclosed as far in advance of its disclosure as practicable and use its reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

The foregoing is in addition to and not in limitation of the provisions of any confidentiality agreement between the Administrative Agent or any Bank and the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.
Section 10.13.    Judgment. To the fullest extent permitted under applicable law, the obligation of the Borrower in respect of any sum due from it in Dollars to any Bank or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Domestic Business Day following receipt by such Bank or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Bank or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase Dollars with such other currency; if the amount of Dollars so purchased is less than such sum due to such Bank or the Administrative Agent (as the case may be) in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Administrative Agent (as the case may be) against such loss, and if the amount of Dollars so purchased exceeds such sum due to any Bank or the Administrative Agent (as the case may be) in Dollars, such Bank or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.
Section 10.14.    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 10.15.    Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the "Loan Parties"), which information includes the name and address of each Loan Party and other information that will allow such Bank to identify such Loan Party in accordance with the Act.
Section 10.16.    No Fiduciary Duty. The Administrative Agent, each Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Borrower.  The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Borrower, its stockholders or its affiliates.  The Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Banks, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Banks is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person,

(iii) no Bank has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Bank or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
Section 10.17.    Waiver of Right to Jury. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH OF THE BANKS WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THE CREDIT DOCUMENTS OR THE RELATIONSHIPS ESTABLISHED UNDER THE CREDIT DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
AVON PRODUCTS, INC.

By: /s/ Richard Valone
Name: Richard Valone
Title: Vice President and Treasurer

Avon - Signature Page to Term Loan Agreement

CITIBANK, N.A., as Administrative Agent

By: /s/ Shannon Sweeney
Name: Shannon Sweeney
Title: Vice President

CITIBANK, N.A.

By: /s/ Shannon Sweeney
Name: Shannon Sweeney
Title: Vice President

Avon - Signature Page to Term Loan Agreement

SOVEREIGN BANK, N.A.

By: /s/ William Maag
Name: William Maag
Title: Senior Vice President

Signature

GOLDMAN SACHS BANK USA

By: /s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Avon - Signature Page to Term Loan Agreement

COMPASS BANK

By: /s/ Ramon Garcia
Name: Ramon Garcia
Title: Vice President

Avon - Signature Page to Term Loan Agreement

HSBC BANK USA, NATIONAL ASSOCIATION

By: /s/ Alan Vitulich
Name: Alan Vitulich
Title: Vice President

Avon - Signature Page to Term Loan Agreement

BANK OF AMERICA, N.A.

By: /s/ J. Casey Cosgrove
Name: J. Casey Cosgrove
Title: Director

Avon - Signature Page to Term Loan Agreement

THE NORTHERN TRUST COMPANY

By: /s/ Daniel J. Boote
Name: Daniel J. Boote
Title: Senior Vice President

Avon - Signature Page to Term Loan Agreement

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Conan Schleicher
Name: Conan Schleicher
Title: Vice President

Avon - Signature Page to Term Loan Agreement

Schedule 2.01
BANKS AND COMMITMENTS

Name of Bank	Commitment as of the Closing Date
Citibank, N.A. (The Administrative Agent)	$83,333,333.34
Sovereign Bank, N.A. (Syndication Agent)	$83,333,333.33
Goldman Sachs Bank USA (Documentation Agent)	$83,333,333.33
Compass Bank (Documentation Agent)	$75,000,000.00
HSBC Bank USA, National Association	$75,000,000.00
Bank of America, N.A.	$50,000,000.00
The Northern Trust Company	$25,000,000.00
U.S. Bank National Association	$25,000,000.00

Total:	$500,000,000.00

Schedule 2.01-1

Schedule 5.01(e)
CERTAIN LITIGATION

•
The litigations, lawsuits, claims, investigations, compliance reviews and tax contingencies referenced in the following: (i) the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and (ii) the Borrower’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012.

•	County of York Retirement Plan v. Avon Products, Inc. (filed in the New York Supreme Court, New York County, Index No. 651673/2012).

Schedule 5.01(e)-1

Exhibit A
Form of Borrowing Request
[Date]
Citibank, N.A.
Building #3
1615 Brett Road
New Castle, Delaware 19720
Attention: Bank Loan Syndications
Re: Borrowing Request
Dear Sirs:
Reference is made to the Term Loan Agreement, dated as of June 29, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among Avon Products, Inc. (the “Borrower”), the banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
The Borrower hereby gives you notice pursuant to Section 2.02(a) of the Credit Agreement that it requests a Loan, and in that connection sets forth below the terms on which such Loan is requested to be made:
(A)    Borrowing Date1    _______________
(B)    Principal Amount2    $_______________
(C)    Interest Rate Basis    [ABR Loan] [Eurodollar Loan]
(D)    Interest Period and the last day thereof3    _______________
Very truly yours,
AVON PRODUCTS, INC.
By: _________________________________
Title:
__________________

[1]	Must be a Business Day.

[2]	Must be equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

[3]	1, 2, 3 or 6 months in the case of Eurodollar Loans. Not applicable to ABR Loans.

Exhibit A-1

Exhibit B
Form of Note
[Principal Amount]
_____ __, ____

AVON PRODUCTS, INC., a New York corporation(the “Borrower”), for value received, promises to pay to the order of [BANK] (the “Bank”), on the Maturity Date, the principal sum of [PRINCIPAL AMOUNT IN DOLLARS] or, if less, the aggregate principal amount of the Loans made by the Bank to the Borrower pursuant to that certain Term Loan Agreement, dated as of June 29, 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among the Borrower, the banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent.
The Borrower also promises to pay interest on the unpaid principal amount of Loans from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rate or rates per annum and on the date or dates specified in the Credit Agreement.
Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the Administrative Agent at such office or offices of the Administrative Agent as may be designated by the Administrative Agent pursuant to the Credit Agreement.
All parties hereto, whether as makers, endorsers, or otherwise, severally waive diligence, presentment, demand, protest and notice of any kind whatsoever. The failure or forbearance by the holder to exercise any of its rights hereunder in any particular instance shall in no event constitute a waiver thereof.
All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder of this Note on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or shall be recorded by the holder of this Note in its internal records; provided, however, that any failure of the holder of this Note to make such a notation or any error in such notation shall in no manner affect the validity or enforceability of the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement, which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity thereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. Terms used and not otherwise defined herein have the meanings ascribed thereto in the Credit Agreement.
THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Exhibit B-1

AVON PRODUCTS, INC.

By: _________________________________
Title:

Exhibit B-2

LOANS AND PRINCIPAL PAYMENTS
Amount of Loans Made	Amount of Principal Repaid	Amount of Unpaid Principal Balance

Euro dollar Data Loan	ABR Loan Total	Euro dollar Notation Loan Made By	Interest Paid (if applicable)	ABR Loan	Euro dollar Loan	ABR Loan

Exhibit B-3

Exhibit C
Form of Continuation/Conversion Request
[Date]
Citibank, N.A.
Building #3
1615 Brett Road
New Castle, Delaware 19720
Attention: Bank Loan Syndications
Re: Continuation/Conversion Request
Dear Sirs:
Reference is made to the Term Loan Agreement, dated as of June [_], 2012 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”), among Avon Products, Inc., banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
AVON PRODUCTS, INC. hereby requests pursuant to Section 3.05(a) of the Credit Agreement that on __________, ____:
(1)    $___,000,000 of the presently outstanding principal amount of Loans presently being maintained as [ABR] [Revolving Eurodollar] Loans [with an Interest Period ending on _______________, _____],
(2)    be [converted into] [continued as],
(3)    [Eurodollar Loans having an Interest Period of [one][two][three][six] months] [ABR Loans].
Very truly yours,
AVON PRODUCTS, INC.

By: ____________________________________
Title:

Exhibit C-1

Exhibit D
Assignment and Acceptance
Reference is made to the Term Loan Agreement, dated as of June 29, 2012 (as amended, modified, extended or superseded from time to time, the “Credit Agreement”), among Avon Products, Inc., banks and other lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent. Capitalized terms defined in the Credit Agreement are used herein with the same meanings.
Section 1.01. Assignment and Acceptance. The Assignor identified in Annex 1 hereto hereby sells and assigns, without recourse, to the Assignee identified in Annex 1 hereto, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Effective Date set forth in Annex 1 hereto, the interests set forth on Annex 1 hereto (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on Annex 1 in the Commitment of the Assignor on the Assignment Effective Date and Borrowings owing to the Assignor which are outstanding on the Assignment Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 10.08(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Assignment Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
Section 1.02. Other Documentation. This Assignment and Acceptance is being delivered to the Administrative Agent together with a properly completed Annex 2 hereto if the Assignee is not already a Bank under the Credit Agreement.
Section 1.03. Representations and Warranties of the Assignor. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, or any other instrument or document executed furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.
Section 1.04. Representations and Warranties of the Assignee. The Assignee hereby agrees with, and represents and warrants to, the Assignor, the other Banks, the Borrower and the Administrative Agent as specified in Section 10.08(c) of the Credit Agreement.

Exhibit D-1

Section 1.05. Governing Law. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Annex 1 hereto.

Exhibit D-2

Annex 1 to Assignment and Acceptance
Date of Assignment:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:
Effective Date of Assignment
(may not be fewer than two Domestic Business
Days after the Date of Assignment):

	Principal Amount Assigned	Percentage Assigned of the total Loans outstanding (set forth, to at least 8 decimals, as a percentage of the total Loans outstanding)
Loans:	$

The terms set forth above are hereby agreed to:
_____________________, as Assignor
By: ____________________________
Name:
Title:
____________________, as Assignee
By: ____________________________
Name:
Title:
Consent given:
AVON PRODUCTS, INC.
By: ___________________________
Name:
Title:
Consent given:
CITIBANK, N.A., as Administrative Agent
By: ___________________________
Name:
Title:
Annex 1-1

Annex 2 to Assignment and Acceptance
LEGAL NAME OF ASSIGNEE TO APPEAR IN DOCUMENTATION:
_____________________________________________________________________________________
GENERAL INFORMATION – ABR LENDING OFFICE:
Institution Name:_______________________________________________________________________
Street Address:________________________________________________________________________
City, State, Country, Zip Code:____________________________________________________________
GENERAL INFORMATION – EURODOLLAR LENDING OFFICE:
Institution Name:_______________________________________________________________________
Street Address:________________________________________________________________________
City, State, Country, Zip Code:____________________________________________________________
CONTACTS/NOTIFICATION METHODS:
CREDIT CONTACTS:
Primary Contact:_______________________________________________________________________
Street Address:________________________________________________________________________
City, State, Country, Zip Code:____________________________________________________________
Phone Number:________________________________________________________________________
FAX Number:_________________________________________________________________________
Backup Contact:_______________________________________________________________________
Street Address:________________________________________________________________________
City, State, Country, Zip Code:____________________________________________________________
Phone Number:________________________________________________________________________
FAX Number:_________________________________________________________________________

Annex 2-1

TAX WITHHOLDING:
Non Resident Alien _____ Y* _____ N
* Form W-8BEN Enclosed

Tax ID Number _______________
CONTACTS/NOTIFICATION METHODS:
ADMINISTRATIVE CONTACTS – BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.
Contact:______________________________________________________________________________
Street Address:________________________________________________________________________
City, State, Country, Zip Code:____________________________________________________________
Phone Number:________________________________________________________________________
FAX Number:_________________________________________________________________________
PAYMENT INSTRUCTIONS:
Name of Bank where funds are to be transferred:
_____________________________________________________________________________________
Routing Transit/ABA number of Bank where funds are to be transferred:
_____________________________________________________________________________________
Name of Account, if applicable:
_____________________________________________________________________________________
Account Number:______________________________________________________________________
Additional Information:_________________________________________________________________

Annex 2-2

MAILINGS:
Please specify who should receive financial information:
Name:_______________________________________________________________________________
Street Address:________________________________________________________________________
City, State, Country, Zip Code:____________________________________________________________
It is very important that all of the above information is accurately filled in and returned promptly. If there is someone other than yourself who should receive this questionnaire, please notify us of their name and FAX number and we will FAX them a copy of the questionnaire. If you have any questions, please call _______________ on (212) ___________.]

Annex 2-3